EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Plan Administrator

Interactive Intelligence, Inc. 401(k) Savings Plan:

We consent to the incorporation by reference in the registration statement (No. 333-33772) on Form S-8 of Interactive Intelligence, Inc. of our report dated June 17, 2010 with respect to the statement of net assets available for benefits of the Interactive Intelligence, Inc. 401(k) Savings Plan as of December 31, 2009, which report appears in the December 31, 2010 annual report on Form 11-K of the Interactive Intelligence, Inc. 401(k) Savings Plan.

/s/ KPMG LLP

Indianapolis, Indiana
June 28, 2011